Exhibit 4.47

COMMERCIAL RELATIONSHIP Contract ENTERED INTO BY IMPULSORA DE MERCADOS DE MÉXICO, S.A. DE C.V., REPRESENTED BY MR. GERARDO GUERRERO GUAJARDO, HEREINAFTER REFERRED TO AS “THE CLIENT”, AND GESOPER, S. DE R.L. DE C.V., REPRESENTED BY MR. NORMAN FRANCIS WRAY FRANCO, HEREINAFTER REFERRED TO AS “THE SUPPLIER”, TO WHICH Contract THE PARTIES AGREE TO BE BOUND BY THE FOLLOWING DECLARATIONS AND CLAUSES:

DECLARATIONS

I.	“THE CLIENT” declares through its Representative the following:

1.	It is a company legally incorporated under the laws of the United Mexican States and is duly registered in the Public Registry of Commerce of the City of Monterrey, N.L., and is domiciled at Edison 1235 Nte. Col. Talleres in Monterrey, N.L.

2.	Its representative has sufficient powers and faculties for the execution of this Contract, as evidenced by the Public Deed attached hereto, which have not been revoked, modified or limited in any way.

3.	In order to carry out its commercial activities, it requires different products and services related to such commercialization, for which reason it is in its interest to acquire “THE PRODUCTS” according to the terms of this Contract and its annex, which signed by the parties is an integral part of this Contract.

II.	“THE SUPPLIER” declares through its Representative the following:

1.	It is a corporation incorporated under the laws of the United Mexican States, as evidenced by the Public Deed attached hereto and having its domicile at Oriente 172, Col. Montezuma 2nd. Section, Mexico, D.F., P.C. 06760

2.	Its representative, has sufficient powers and faculties for the execution of this Contract, as evidenced by Public Deed No. 6,016 dated OCTOBER 21, 2020, granted before the faith of PUBLIC BROKER No.26, Lawyer GERMAN GUERRA VALVERDE exercising in Mexico City, D.F.

3.	Its activities include the processing and sales of General Merchandise, and it is interested in selling such materials to CLIENT (hereinafter referred to as PRODUCTS). These products are identified, described and described in ANNEX A signed by both parties. Annex A is an integral part of this Contract.

4.	The represented party is not in default with respect to the execution of other orders or services Contracted with Impulsora de Mercados de México, SA de CV or any other subsidiary company, nor do the workers of Cadena Comercial Oxxo participate in said company as shareholders, administrators, managers or employees.

5.	It has the technical capacity and human material necessary to comply with the conditions and terms agreed in the present Contract.

In view of the foregoing Declarations, the parties agree to subject this Contract to the following:

CLAUSES

FIRST.- OBJECT: By means of the present instrument, THE SUPPLIER undertakes to sell the PRODUCTS that are listed and described in ANNEX “A” of this Contract, which signed by the parties forms an integral part of this Contract, to THE CLIENT, in the times and under the conditions established in said annex and to the entire satisfaction of THE CLIENT. For its part, THE CLIENT undertakes to pay to THE SUPPLIER the prices set out in Annex A of this Contract.

SECOND.- VALIDITY: Tits Contract will be valid for 1 year (One year), from October 1, 2021 to conclude on September 30, 2022. Notwithstanding the foregoing, THE CLIENT may terminate it in advance with 30 (thirty) days prior written notice, without affecting the pending deliveries or the agreed guarantees.

The parties may renew the Contract, as long as they agree in writing and sign it in accordance with both parties.

THIRD.- PRICES: The prices agreed and specified in ANNEX “A” of this Contract, which signed by the parties is an integral part of this Contract, shall be maintained for the entire term of this Contract, and during this period of time, may only be modified by mutual agreement by both parties with written notice indicating the need and the reasons that oblige the SUPPLIER to modify its prices and obtaining the validation of THE CLIENT. Tits notice must be submitted at least 30 days before the modification can take effect. From the date of this notice, both parties shall meet in order to analyze the specific situation and the approval of the modification shall be in writing, if no agreement is reached, the present Contract shall remain in force under the conditions established herein.

In case of renewals of the Contract, the parties must agree if they will apply the current prices or there is some modification in these prices.

FOURTH.- BILLING. TERMS OF PAYMENT AND RETURN: THE CLIENT shall make the corresponding payment to THE SUPPLIER within 45 (forty-five) days from the date of receipt of the PRODUCTS. THE SUPPLIER must deliver THE PRODUCTS with the corresponding invoice. No payment shall be made if THE SUPPLIER fails to deliver the invoice within the time specified in this clause.

correct and be delivered to the address indicated by THE CLIENT in order to be paid.

After receiving the relevant receipt from THE SUPPLIER, THE CLIENT shall pay the PRODUCTS cost to THE SUPPLIER by electronic transfer within the stipulated days:

Bank Number: 012

Credit Institution: BBVA Bancomer Multiple Banking Institution, BBVA Bancomer Financial Group Branch: 4128

Owner: GESOPER, S. DE R.L. DE C.V.

Clabe: 012180001161379037

THE SUPPLIER assumes at this time the obligation to pay the charge of the commission generated by the electronic transfer mentioned in this clause.

THE CLIENT will return the merchandise that it considers so to THE SUPPLIER on the agreed dates according to the mechanics stipulated in Annex C that forms an integral part of this Contract, THE SUPPLIER being responsible for the expenses derived from the freight of this shipment to its offices. (Annex C)

FIFTH.- SERVICE AND DELIVERY: THE CLIENT must carry out the request for the PRODUCTS by means of a Leaflet Purchase Order, and for its part THE SUPPLIER must carry out the deliveries according to the needs of THE CLIENT, according to what is established in the Leaflet Purchase Order.

SIXTH.- BREACHES: If THE SUPPLIER fails to deliver the PRODUCTS, THE SUPPLIER shall pay liquidated damages to THE CLIENT at the rate of 0.25% of the value of the relevant PRODUCTS per day during the duration of the default, up to a maximum of 10% (ten percent).

SEVENTH.- EXCLUSIVITY: The Contractual relationship that derives from this instrument, does not manifest in any way exclusivity in favor of THE SUPPLIER, in such a way that THE CLIENT has the right without any responsibility, to be able to hire third parties to sell the products indicated in the object of this Contract.

On the other hand, THE SUPPLIER agrees to grant THE CLIENT the sale of the aforementioned products, so that from the signing of this Contract, THE SUPPLIER will be prevented from making such sales in favor of any other company that has the same commercial turn (Convenience Stores) as THE CLIENT.

EIGHTH.- QUALITY GUARANTEE: All PRODUCTS are fully guaranteed to comply with the quantities, characteristics and quality and certifications required by THE CLIENT and, where appropriate, by the Official Mexican Standard NOM or the related laws and regulations in force in the United Mexican States, if applicable to the nature of the product, for the foregoing, in case of non-compliance by THE SUPPLIER with the agreement and established in ANNEX “A”, THE SUPPLIER must return the PRODUCTS to THE CLIENT immediately in the place where they are and with the quantity, characteristics and qualities promised.

NINTH.- SUBContractING: THE SUPPLIER is obliged not to subContract all or part of its rights and obligations. Therefore, THE CLIENT can verify all information provided by THE SUPPLIER and determine that the object of this Contract is in accordance with the provisions of this instrument.

TENTH.- CONFIDENTIALITY: Both parties agree that all the information that they are transmitted or generated on the occasion of the conclusion of this Contract and its Annexes, as well as the strategies related to it, will be handled as confidential information regardless of the means through which it is disclosed, so they constitute industrial secrets for the parties hereinafter “Confidential Information”.

The Confidential Information that the parties provide to each other may only be used for the purposes specified in this Contract and its Annexes, so they may not at any time, directly or indirectly, or through third parties and in any way, provide, transfer, publish, reproduce or make known to third parties such Confidential Information; otherwise, the party that fails to comply with this obligation will be subject to the sanctions that Mexican law provides, as well as pay the damages it causes, reserving the aggrieved party, at all times, the power to terminate this Contract.

The parties may provide the Confidential Information only to persons who are previously established as authorized to receive the information related to the object of this Contract, provided that they have the need to know such information to proceed to perform the purposes specified in this Contract and its Annexes; for this reason, each party will give instructions to its own personnel, regarding the confidentiality they must keep with respect to the Confidential Information and about the penalties to which they will be subject in case of non-compliance.

Each party agrees to return the Confidential Information within five (5) calendar days from the date of the occurrence of any of the following events:

■	From the date of the other party's request.

■	From the date of termination, rescission or resolution of this Contract.

■	From the date when the business relationship is terminated by both parties for any reason.

Therefore, either party shall not properly retain or keep the Confidential Information provided to it under this Contract and shall not disclose such Confidential Information within 5 (five) years from the date of termination, rescission or resolution of this Contract.

ELEVENTH.- NATURE OF THE Contract: Both parties agree and recognise that the present Contract is of a strictly commercial nature, and therefore no labour relationship whatsoever exists, nor can exist, between “THE SUPPLIER” and “THE CLIENT”, nor between “THE CLIENT” and the employees or workers of “THE SUPPLIER”. Therefore, “THE SUPPLIER” undertakes to directly execute the works object of the present Contract, being considered as the sole employer with respect to its workers in accordance with the provisions of article 13 of the Federal Labor Law. “THE SUPPLIER” undertakes to make and timely pay the corresponding contributions to the Mexican Social Security Institute, the National Workers’ Housing Fund Institute and to any other authority that the legal regulations require in its capacity as employer with respect to the workers it employs in the rendering of its agreed services.

“THE SUPPLIER” shall be solely responsible to its employees or workers, regarding the fulfillment of any obligation arising from said employment relationship, as well as the fulfillment of any other obligation derived from the Federal Labor Law and other applicable regulations in which charges are established to employers.

TWELFTH.- NOTICES: All notices and notifications to be given by the parties in connection with this Contract shall be in writing, with acknowledgment of receipt, to the addresses indicated in the Declarations or to any other address that the parties may subsequently indicate, and oral notices and notifications may be given, provided that such oral notices and/or notifications are confirmed in writing within the following twenty-four (24) hours, in order to be valid.

THIRTEENTH.- ASSIGNMENT: BOTH PARTIES agree to prohibit the assignment of all or part of the rights and obligations under this Contract, because these rights and obligations are personal, unless THE PARTIES make provisions in the form of a document containing express consent.

FOURTEENTH.- CAUSES OF TERMINATION.- The parties may unilaterally terminate this Contract without any judicial procedure, and without any legal responsibility for the party that complied, prior written notice notified to the breached party when the obligations arising from this Contract are breached.

THE SUPPLIER must act in accordance with the laws in force in its place of business. THE SUPPLIER undertakes to fully comply with the laws, social and tax regulations established for its business. THE SUPPLIER shall not be involved in illegal or abusive business. Failure to follow the conditions set out above in this paragraph is a non-conditional basis for initiating termination of this Contract.

For the purposes of the provisions of this Clause, “THE PARTIES” shall give written notice to the other party regarding the causes of breach. If the defaulting PARTY remedies the default to the satisfaction of the other PARTY within 15 (fifteen) working days from the date of receipt of the respective notice, or within such other period as may be allowed by the affected PARTY, the Contract shall not be terminated and shall continue to have effect.

FIFTEENTH.- TITLES OF THE CLAUSES: BOTH PARTIES state that the titles of the Clauses cited in this Contract are only for the purpose of facilitating their identification and reading, and therefore they are not understood as substantive provisions that vary or can be interpreted as a substantial part of this Contract, and therefore they should not be interpreted to expand, diminish or affect in any way the scope of the content of the clauses of this Contract.

SIXTEENTH.- ABSENCE OF DEFECTS: In the granting of this Contract there is no error, fraud, bad faith or any other vice of consent that could invalidate it, since they have mutually agreed on the object of the Contract, as well as on all the stipulations with which it has been agreed.

SEVENTEENTH.- LEGISLATION AND COMPETENCE: Both parties agree to accept the interpretation and enforcement of Mexican laws, accept the jurisdiction of the competent court of Monterrey, Nuevo León, and expressly waive the jurisdiction that may be given to them for their present, future and / or any other reasons.

The parties being aware of the contents and legal scope of the present Contract, sign it at the bottom and in the margin for the record, in the city of Monterrey, Nuevo León on September 17, 2021.

“THE CLIENT” IMPULSORA DE MERCADOS DE MEXICO, S.A. DE C.V.	“THE SUPPLIER” GESOPER, S. DE R.L. DE C.V.

GERARDO GUERRERO GUAJARDO LEGAL ATTORNEY	NORMAN FRANCIS WRAY FRANCO LEGAL REPRESENTATIVE

WITNESS	WITNESS

RUTH ALEJANDRA FERNANDEZ GARZA	ERNESTO DAVID GARCIA ALCIVAR

Annex A.- Description and Prices of General Merchandise

Annex B.- Leaflet Purchase Order Format

Annex C.- Product Return Mechanics.